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                                   EXHIBIT 4

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                             1990 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE TRUSTEES

    1. Purpose. The purpose of this 1990 Stock Option Plan for Non-Employee Trustees (the "Plan") of the Pennsylvania Real Estate Investment Trust (the "Trust") is to increase the ownership interest in the Trust of Non-Employee Trustees whose services are considered essential to the Trust's continued progress and to provide a further incentive to serve as a Trustee of the Trust.

    2. The Plan. The Plan shall consist of options to acquire Shares of Beneficial interest, par value $1.00 per share, of the Trust (the "Shares").

    3. Administration. The Plan shall be administered by a Committee consisting of Trustees who are not eligible to participate in the Plan (the "Committee"). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; providing, however, that the Committee shall have no discretion with respect to the eligibility or selection of Trustees to receive options under the Plan, the number of Shares subject to any such options or the Plan, for the purchase price thereunder, and provided further that the Committee shall not have the authority to take any action to make any determination that would materially increase the benefits accruing to participants under the Plan. The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Trust, its shareholders and persons granted options under the Plan. The Secretary of the Trust shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

    4. Participation in the Plan. Trustees of the Trust who are not employees of the Trust or any affiliate of the Trust shall be eligible to participate in the Plan ("Eligible Trustees").

    5. Shares Subject to the Plan. Subject to adjustment as provided in Section 8, an aggregate of One Hundred Thousand (100,000) Shares shall be available for issuance upon the exercise of options granted under the Plan. The Shares deliverable upon the exercise of an option may be made available from unissued Shares not reserved for any other purpose or Shares reacquired by the Trust, including Shares purchased in the open market or in private transactions. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the Shares subject to, but not delivered under, such option may again become available for the grant of other options under the Plan.


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    6. Non-Statutory Stock Options. All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended.

    7. Terms, Conditions and Form of Options. Each option granted under this Plan shall be evidenced by a written agreement with the Trust, in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

                  (i) Option Grant Dates. Options to purchase 1,000 Shares (as adjusted pursuant to Section 8) shall be granted automatically to each Eligible Trustee on the last trading day of stock on the American Stock Exchange or other national securities exchange upon which the shares are traded or if the shares are not listed on a national securities exchange and are traded over-the-counter the date of the last trade as reported by NASDAQ or if not reported by NASDAQ the last trade which was reported as being made in each January through 1997, except that the first grant shall be made on the first such trading day immediately following approval of the Plan by the shareholders at the 1990 Annual Meeting of Shareholders (the "1990 Grant").

                  (ii) Purchase Price. The purchase price of Shares upon exercise of an option shall be 100% of the fair market value of the Shares on the date of grant of an option; which shall be: (i) if the Shares are listed on a national securities exchange, the closing price of the Shares on such date; provided, however, if on such date the Shares were traded on more than one national securities exchange, then the closing price on the exchange on which the greatest volume of Shares were traded on such day;
    (ii) if the Shares are not listed on a national securities exchange and are traded over-the-counter, the last sale price of the Shares on such date as reported by NASDAQ or, if not reported by NASDAQ, the average of the closing bid and asked prices for the Shares on such date; and (iii) if the Shares are neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Committee shall in good faith determine. If the Shares are listed on a national securities exchange or are traded over-the-counter but are not traded on the date of grant, then the price shall be determined by the Committee by applying the principles contained in Proposed Treasury Regulation section 1.422A-2(e) and Treasury Regulation section 20.2031-2 or successor provisions thereto. The fair market value of the Shares shall be determined by, and in accordance with, procedures to be established by the Committee, whose determination shall be final.

                  (iii) Exercisability and Term of Options. Each option granted under the Plan will become exercisable and mature in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter except that for the 1990 Grant the first installment shall mature and become exercisable on January 31, 1991, and each subsequent installment of such grant shall mature and become exercisable on the last day of each subsequent January. Each option granted under the Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.



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                  (iv) Termination of Service. In the event of the termination of service on the Board by the holder of any option, other than by reason of total and permanent disability or death as set forth in Paragraph (v) hereof, the then outstanding options of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire three months after such termination, or on their stated expiration date, whichever occurs first.

                  (v) Disability or Death. In the event of termination of service by reason of the total and permanent disability of the holder of any option, each of the then outstanding options of such holder will continue to mature and become exercisable in accordance with Paragraph (iii) above, and the holder may exercise the matured installments at any time within five years after such disability, but in no event after the expiration date of the term of the option. In the event of the death of the holder of any option, each of the then outstanding options of such holder will immediately mature in full and become exercisable by the holder's legal representative at any time within a period of five years after death, but in no event after the expiration date of the term of the option. However, if the holder dies within five years following termination of service on the Board by reason of total and permanent disability, such option shall only be exercisable for two years after the holder's death or five years after total and permanent disability, whichever is longer, or until the expiration date of the term of the option, if earlier.

                  (vi) Payment. Options may be exercised only upon payment to the Trust in full of the purchase price of the Shares to be delivered. Such payment shall be made only in cash or check at the time of purchase.

    8. Adjustment upon Changes in Shares.

                  (i) In the event the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Trust or of another trust or corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each Share theretofore appropriated or thereafter subject or which may become subject to an option under this Plan, the number and kind of Shares or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled, as the case may be. Outstanding options shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any share or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, then, if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any option theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.




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                  (ii) Notwithstanding Section (i) above, the Board shall have the power, in the event of the disposition of all or substantially all of the assets of the Trust, or the dissolution of the Trust, or the merger or consolidation of the Trust with or into any other real estate investment trust, corporation, or the merger or consolidation of any other real estate investment trust or corporation into the Trust, or the making of a tender offer to purchase all or a substantial portion of the Shares of the Trust, to amend all outstanding options (upon such conditions as it shall deem appropriate) to (a) permit the exercise of all such options prior to the effectiveness of any such transaction and to terminate such options as of such effectiveness, or (b) require the forfeiture of all options, provided the Trust pays to the Grantee the excess of the fair market value of the Shares in which the Grantee's rights have not become vested at such date over the purchase price, as provided for in Section 7(ii) hereof, or (c) make such other provisions as the Board shall deem equitable.

    9. Options Non-Assignable and Non-Transferable. Each option and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

    10. Limitations of Rights.

                  (i) No Right to Continue as a Trustee. Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Trustee has a right to continue as a Trustee for any period of time, or at any particular rate of compensation.

                  (ii) No Shareholders' Rights for Optionee. An optionee shall have no rights as a shareholder with respect to the Shares covered by options granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividend distributions or other rights for which the record date is prior to the date such certificate is issued.

    11. Effective Date and Duration of Plan. The Plan shall become effective immediately following approval by the shareholders at the 1990 Annual Meeting of shareholders. The period during which option grants shall be made under the Plan shall terminate on the day following the 1997 Annual Meeting of Shareholders (unless the Plan is extended or terminated at an earlier date by shareholders) but such termination shall not affect the terms of any then outstanding options.

    12. Amendment, Suspension or Termination of the Plan. The Board of Trustees may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders, no revision or amendment shall change the selection or eligibility of Trustees to receive options under the Plan, the number of Shares subject to any such options or the Plan, the purchase price thereunder, or materially increase the benefits accruing to participants under the Plan.


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    13. Notice. Any written notice to the Trust required by any of the provisions of this Plan shall be addressed to the Secretary of the Trust and shall become effective when it is received.

    14. Use of Proceeds. Proceeds from the sale of Shares pursuant to options granted under the Plan shall constitute general funds of the Trust.

    15. Fractional Shares. No fractional Shares shall be issued pursuant to options granted hereunder, but in lieu thereof, the cash value of such fractions shall be paid.

    16. Expenses of the Plan. All of the expenses of administering the Plan shall be paid by the Trust.

    17. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Trust shall not be obligated to cause to be issued or delivered any certificates for Shares to be delivered pursuant to the exercise of an option unless and until the Trust is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations or governmental authority and the requirements of any exchange upon which Shares are traded. The Trust shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulations or requirement. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to insure compliance with such laws, regulations and requirements, such representations as the Committee, in its sole discretion, deems necessary or desirable. Each option shall be subject to the further requirement that if at any time the Board shall determine in its discretion that the listing or qualification of the Shares subject to such option, under any securities exchange or association requirements or under any applicable law, where the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such option or the issuance of Shares thereunder, such option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

    18. Governing Law. Except to the extent pre-empted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

Date of Adoption
By the Board: September 17, 1990

Date of Approval
By the Shareholders: December 19, 1990.




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